                  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                                  ZAPME! CORPORATION


       Lance Mortensen and Bruce Bower hereby certify that:

       FIRST: The original name of this corporation is ZapMe! Delaware Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is _______________, 1999.

       SECOND: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of ZapMe! Delaware Corporation, a Delaware corporation.

       THIRD: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                          I.

The name of the corporation (the "Corporation") is:

                                  ZapMe! Corporation

                                         II.

       The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                        III.

       The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                         IV.

       This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation is authorized to issue is 200,000,000, par value $0.01, and the total number of shares of Preferred Stock this Corporation is authorized to issue is 25,417,671, par value $0.01. Of the Preferred Stock, 9,097,671 shares shall be designated Series A Preferred Stock ("Series A

Preferred"), 660,000 shares shall be designated Series B Preferred
Stock ("Series B Preferred"), 600,000 shares shall be designated Series C Preferred Stock ("Series C Preferred"), 8,030,000 shares shall be designated Series D Preferred Stock ("Series D Preferred") 2,030,000 shares shall be designated Series E Preferred Stock ("Series E Preferred"), and 5,000,000 shares shall be undesignated.

       The undesignated 5,000,000 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the number of shares of any such series. The Board of Directors is also authorized to determine or alter the powers, designations, preferences, rights and restrictions to be imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

       The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

       The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

       SECTION 1. GENERAL DEFINITIONS. For purposes of this Article the following definitions shall apply:

              (a) "IPO" shall mean the first closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common for the account of the corporation to the public.

              (b) "JUNIOR PREFERRED" shall mean the Series A Preferred and the Series B Preferred.

              (c) "LIQUIDATION EVENT" shall be deemed to be occasioned by and to include a liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, other than a liquidation, dissolution or winding up effected in connection with a Merger Event.

              (d) "MERGER EVENT" shall mean the occurrence of any transaction to which the corporation is a party pursuant to which all Common is converted into the right to receive other securities, cash or other property (including, without limitation, any recapitalization or reclassification of the Common (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the

Common), any consolidation of the corporation with, or merger of the corporation into, any other Person, any merger of another Person into the corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common) or any sale or transfer of all or substantially all of the assets of the corporation to any other Person or any compulsory share exchange).

              (e) "PERSON" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, business trust, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

              (f)    "PREFERRED LIQUIDATION AMOUNT" shall mean at any date:
(i) $0.10016827 per share of Series A Preferred, (ii) $2.50 per share of Series B Preferred, (iii) $5.00 per share of Series C Preferred, (iv) $5.00 per share of Series D Preferred, and (v) $5.00 per share of Series E Preferred; plus,
(w) in the case of the Series D Preferred, at any date of determination, an amount equal to 15% per annum of the Preferred Liquidation Amount (as in effect from time to time) accruing on a daily basis, but calculated with the effect of compounding on a quarterly basis as of each Quarterly Payment Date, for the period from March 10, 1999 through and including the date of determination,
(x) in the case of the Series E Preferred, at any date of determination, an amount equal to 7.5% per annum of the Preferred Liquidation Amount (as in effect from time to time) accruing on a daily basis, but calculated with the effect of compounding on a quarterly basis as of each Quarterly Payment Date, for the period from August 4, 1999 through and including the date of determination, (y) in the case of all shares of Preferred (including the Series D Preferred), an amount equal to all declared and unpaid dividends on such share and (z) in the case of the Series C Preferred, at any date of determination, an amount equal to all PIK Dividends pursuant to and in accordance with Section 2(b) or any prorated PIK Dividend to the extent such determination date is on a date other than a Quarterly Payment Date. The Preferred Liquidation Amount of each series of Preferred shall be appropriately adjusted in each case for stock splits, reverse stock splits, stock dividends, stock combinations, and other events with similar effect (any such event, a "Recapitalization") that are declared or effected with respect to such shares from March 10, 1999 through and including the date of determination.

              (g) "QUARTERLY PAYMENT DATE(S)" shall mean April 1, July 1, October 1 and January 1 of each year.

              (h) "SENIOR PREFERRED" shall mean the Series C Preferred, the Series D Preferred and Series E Preferred.

              (i) "SUBSIDIARY" shall mean any Person at least 50% of whose outstanding voting equity interests shall at the time be owned by such Person or by one or more of such Subsidiaries.

       SECTION 2.    DIVIDEND RIGHTS.

              (a) PREFERENCE ON DIVIDENDS. The holders of Preferred shall be entitled to receive, when, as and if declared by the Board of Directors of the corporation, dividends prior and in preference to payment of any dividend with respect to the Common (other than dividends payable solely in Common and, with respect to the Senior Preferred, prior and in preference to payment of any dividend with respect to the Junior Preferred); PROVIDED that the Cash Dividends or PIK Dividends paid to the holders of Series C Preferred pursuant to paragraph
(b) below shall be mandatory and senior to all other dividend rights of any other holder of shares of Common or Preferred. Without limitation of the preceding sentence, no dividend or distribution shall be declared or paid on any shares of Common (other than dividends payable solely in Common) unless at the same time an equivalent dividend or distribution is paid or declared and set aside for payment on the Preferred (on an as converted to Common basis) and all accrued but unpaid dividends on the Preferred have been paid.

              (b) MANDATORY DIVIDENDS FOR SERIES C PREFERRED. On each Quarterly Payment Date, the corporation shall pay, and the holders of shares of Series C Preferred shall be entitled to receive, out of the assets of the corporation legally available therefor, a dividend on each share of Series C Preferred at a rate per annum equal to ten percent (10%) of the Preferred Liquidation Amount (in effect immediately prior to such dividend) of such share (as may be increased from time to time pursuant to this paragraph (b)), which amount (the "Dividend Amount") may be paid to the holder of such share in cash (a "Cash Dividend"). In the event the corporation does not pay a Cash Dividend on a Quarterly Payment Date with respect to any shares of Series C Preferred, the Preferred Liquidation Amount of each such share (in effect immediately prior to such dividend) automatically shall be increased in an amount equal to the Dividend Amount (such increase is referred to in this Article V(B) as a "PIK Dividend"), which increase shall be in lieu of the payment of a Cash Dividend and shall be deemed to be a dividend that has been paid. The Board of Directors shall declare such dividends on each Quarterly Payment Date.

       SECTION 3.    LIQUIDATION PREFERENCE.

              (a) SENIOR PREFERRED. Upon the occurrence of a Liquidation Event, each holder of Senior Preferred shall be entitled to receive, prior and in preference to any distribution or payment of any of the assets or surplus funds of the corporation to the holders of the Junior Preferred or the Common by reason of their ownership of such stock, an amount in cash equal to the greater of: (i) the aggregate Preferred Liquidation Amount of all shares of Senior Preferred held by such holder, and (ii) the amount receivable upon such Liquidation Event by a holder of the number of shares of Common into which such shares of Senior Preferred would have been converted if all shares of Preferred were converted into Common pursuant to Section 4(a) hereof immediately prior to the Liquidation Event. The holders of Senior Preferred shall not thereafter be entitled to any further payment. If, upon any such Liquidation Event, the corporation's assets to be distributed among the holders of the Senior Preferred are insufficient to permit payment to such holders of the aggregate amounts to which they are entitled to receive under this paragraph

(a), then the entire assets available to be distributed to the corporation's shareholders shall be distributed pro rata among the holders of Senior Preferred in proportion to the full aforesaid preferential amounts to which each such holder is entitled. The corporation shall provide each holder of Senior Preferred with a calculation of the Preferred Liquidation Amount for each series of Senior Preferred prior to any distributions arising from the applicable Liquidation Event.

              (b) JUNIOR PREFERRED. Upon the occurrence of a Liquidation Event, and after payment of the full preferential amounts payable to the holders of the Senior Preferred under paragraph (a), each holder of Junior Preferred shall be entitled to receive, prior and in preference to any distribution or payment of any of the assets or surplus funds of the corporation to the holders of the Common by reason of their ownership of such stock, an amount in cash equal to the aggregate applicable Preferred Liquidation Amount for all shares of Junior Preferred held by them, and the holders of Junior Preferred shall not be entitled to any further payment. If, upon any such Liquidation Event and after payment of the full preferential amounts payable to the holders of the Senior Preferred under paragraph (a), the corporation's remaining assets to be distributed among the holders of the Junior Preferred are insufficient to permit payment to such holders of the full aggregate amounts to which they are entitled to receive under this paragraph (b), then the entire remaining assets available for distribution shall be distributed ratably among the holders of the Junior Preferred in proportion to the full aforesaid preferential amounts to which each such holder is entitled.

              (c) PAYMENT TO COMMON. Upon the occurrence of a Liquidation Event, and after payment has been made to the holders of the Preferred of the full aggregate amounts to which they shall be entitled as set forth above, then the entire remaining assets of the corporation available for distribution, if any, shall be distributed ratably among the holders of the Common based on the number of shares of Common held by such holders.

              (d) VALUATION. For purposes of this Section 3, if the distributions or consideration received by the shareholders of the corporation is other than cash or publicly traded securities listed on an exchange or transaction reporting system, its fair market value will be determined in good faith by the Board of Directors of the corporation, or, if appropriate, by the court or Person acting as a liquidator; PROVIDED, HOWEVER, that if property other than cash or publicly-traded securities with a purported aggregate value of at least $25 million is involved, the value of such other property shall be determined by an independent appraiser or independent financial advisor qualified to value the subject property selected by the corporation but subject to the reasonable approval of the holders of a majority of the Senior Preferred, voting as a single class. In the case of publicly traded securities listed on an exchange, fair market value shall mean the average last closing sale price as reported by such exchange or by a consolidated transaction reporting system for the five trading-day period immediately preceding the date such Liquidation Event is consummated. In the case of publicly traded securities not listed on an exchange, fair market value shall mean the average last closing bid price as reported by the National Association of Securities Dealers Automatic Quotation System, Inc. or such successor or similar organization, for the five trading-day period immediately preceding the date on which such Liquidation Event is consummated.

       SECTION 4. CONVERSION. The holders of the Preferred shall have conversion rights as follows (the "Conversion Rights"):

              (a) RIGHT TO CONVERT. Each share of Preferred shall be convertible, at the option of the holder thereof, at any time or from time to time after the date of issuance of such share at the office of the corporation of any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Common, as is determined by dividing (i) the applicable Preferred Liquidation Amount for each share of Preferred in effect at the time of conversion, by (ii) the applicable Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The initial price at which shares of Common shall be deliverable upon conversion (the "Conversion Price") shall be $0.10016827 for each share of Series A Preferred, $2.50 for each share of Series B Preferred and $5.00 for each share of Senior Preferred, in each case per share of Common. Such Conversion Price shall be subject to adjustment as hereinafter provided. In no event shall any adjustment hereunder be made to the Conversion Price to reflect the issuance of any additional shares of Common pursuant to Section 5(b) of this Article V(B).

              (b)    AUTOMATIC CONVERSION.

                     (i) Each share of Preferred automatically shall be converted into shares of Common at the then effective and applicable Conversion Price upon the earlier to occur of: (x) the closing date of an IPO at an aggregate offering price of not less than forty million dollars ($40,000,000) (before deducting underwriter's discounts and commissions) at a share price to the public of at least $10 per share (as adjusted for any Recapitalization declared or effected with respect to the Common after March 10, 1999 and recalculated to disregard the effect of any additional shares which may become issuable as a result of the provisions of Section 5(b) of this Article V(B)) (hereinafter, a "Qualified Public Offering"), and (y) the date specified in a written consent signed by (A) the holders of a majority of the shares of Preferred then outstanding and (B) the holders of a majority of the shares of Series C Preferred, Series D Preferred and Series E Preferred, each voting as a separate class. The holders of Series C Preferred or Series D Preferred may be entitled to receive additional shares of Common in connection with the conversion of their shares as set forth in Section 5(b) of this Article V(B).

                     (ii) Each share of Series E Preferred automatically shall be converted into a share of Series D Preferred upon the earlier to occur of:
(x) January 1, 2000, and (y) an issuance of any Common or security convertible into Common at a price per share less than the Preferred Liquidation Amount of the Series E Preferred. Should the Series E convert pursuant to this section 4(b)(ii), the shares converted into Series D Preferred shall be treated as having been issued as Series D Preferred from their original date of issuance.

              (c) MECHANICS OF CONVERSION. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any share of Preferred. If, upon conversion of all of the shares of Preferred held by a registered holder which are being converted, except for the provisions of this
Section 4(c), the registered holder would be entitled to receive a fractional share of Common, then an amount equal to such fractional share multiplied by the then fair market value (as determined in good faith by the corporation's Board of Directors) of a share of the corporation's Common shall be paid by the corporation in cash to such registered holder. Before any holder of Preferred shall be entitled to convert the same into shares of Common or Preferred, as applicable, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred, and shall give written notice to the corporation at such office that the holder elects to convert the same; provided that (1) in the case of an automatic conversion as provided in Section 4(b)(i)(x) or 4(b)(ii) the Preferred shall nonetheless be deemed converted when as set forth therein and the certificates therefor shall be deemed to represent the underlying Common or Preferred, as applicable, until such time as the certificates are delivered at the office of the corporation or the transfer agent and (2) a written notice of conversion may be given in connection with a conversion as provided in Section 4(a) or Section 4(b)(i)(y) conditioned upon, and with effect immediately prior to, the occurrence of a particular event. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common or Preferred, as applicable, to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion as provided in Section 4(b)(i)(x), on the closing date of the offering, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

              (d) ADJUSTED FOR SUBDIVISIONS AND COMBINATIONS. If the corporation at any time or from time to time after the filing of these Restated Articles of Incorporation effects a subdivision of the outstanding Common, without a corresponding subdivision with respect to the Preferred, the Conversion Price of each series of Preferred then in effect immediately before that subdivision shall be proportionately decreased, and, conversely, if the corporation at any time or from time to time combines the outstanding shares of Common, without a corresponding combination with respect to the Preferred, the Conversion Price of each series of preferred then in effect immediately before the combination shall be proportionately increased. Any adjustment of the Conversion Price of any series of Preferred under this Section 4(d) shall become effective simultaneously with the subdivision or combination triggering such adjustment.

              (e) ADJUSTMENTS TO CONVERSION PRICES FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS.

                     (i) In the event the corporation at any time or from time to time after the filing of these Restated Articles of Incorporation makes, or fixes a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in additional shares of Common, without a corresponding dividend with respect to the Preferred, then and in each such event the Conversion Price then in effect for each series of Preferred shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (x) the numerator of which is the total number of shares of Common issued and outstanding immediately prior to the time of such issuance on the close of business on such record date and (y) the denominator of which is the total number of shares of Common issued and outstanding immediately prior to the time of such issuance or the close of business on such record date PLUS the number of shares of Common issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this
Section 4(e) as of the time of actual payment of such dividends or distributions.

                     (ii) For purposes of this Section 4(e), the number of shares of Common at any time issued and outstanding shall not include shares held in the treasury of the corporation.

              (f) ADJUSTMENTS FOR OTHER DIVIDENDS OR DISTRIBUTIONS. In the event the corporation at any time or from time to time after the filing of these Restated Articles of Incorporation makes or fixes a record date for the determination of holders of shares of Common entitled to receive a dividend or other distribution payable in securities or other property of the corporation (other than shares of Common adjusted under Section 4(e)) without a corresponding dividend or distribution with respect to the Preferred, then, and in each such event, provision shall be made so that the holders of shares of Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities and other property of the corporation which they would have received had their shares of Preferred been converted into shares of Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of shares of Preferred.

              (g) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the shares of Common issuable upon conversion of the Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares, stock dividend, reorganization, merger, consolidation or sale of assets as provided for elsewhere in this

Section 4), then and in any such event each holder of Preferred thereafter shall have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common into which such shares of Preferred might have been converted immediately prior to such recapitalization, reclassification or change, all subject to such further adjustments applicable as specified herein.

              (h) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time there is a capital reorganization of or change in the Common (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the corporation with or into another Person, or the voluntary direct or indirect sale of all or substantially all of the corporation's properties and assets to any other Person (except an event which is governed under Section 3 or Section 6), then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred thereafter shall be entitled to receive, upon conversion of the Preferred, the number of shares of stock or other securities or property of the corporation, or of such successor Person resulting from such reorganization, merger, consolidation or sale, to which a holder of Common deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 4(h) shall similarly apply to successive reorganizations, mergers, consolidations and sales.

              (i) RESERVATION OF COMMON ISSUABLE UPON CONVERSION. The corporation shall at all times reserve and keep available out of its authorized but unissuable shares of Common or otherwise take such action, or cause to be taken such action, as may be necessary for the purpose of effecting the conversion of the shares of the Preferred and the performance of the corporation's obligations under Section 5(b) such number of its shares of Common or other securities or property as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred; and if at any time the number of authorized but unissued shares of Common or other securities of this corporation shall not be sufficient to effect the conversion of all outstanding shares of the Preferred, in addition to such other remedies as shall be available to the holder of such Preferred, this corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common to such number of shares of Common to such number of shares as shall be sufficient for such purposes.

              (j) NO IMPAIRMENT. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or omission, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, and will at all times in good faith assist in carrying out of all provisions hereof, including without limitation this Section 4, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred against impairment, or dilution in accordance with the provisions hereof.

              (k) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price for any series of Preferred pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Preferred a certificate executed by the corporations's president or chief financial officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the conversion price for such series of Preferred at such time in effect, and (iii) the number of share of Common Stock which at the time would be received upon the conversion of such series of Preferred.

       SECTION 5.    ADDITIONAL RIGHTS OF SENIOR PREFERRED

              (a)    SERIES C REDEMPTION RIGHTS.

                     (i) On August 27, 2001 (the "First Redemption Date"), and on each six month anniversary of the First Redemption Date (the First Redemption Date and each such additional date, a "Redemption Date"), at the individual option of each holder of shares of Series C Preferred, the corporation shall redeem for cash the number of shares of Series C Preferred held by such holder that is specified in a request for redemption delivered to the corporation by the holder at least ten (10) days prior to the applicable Redemption Date, out of any funds legally available therefor, at a price per share equal to twice the Preferred Liquidation Amount then in effect for each such share.

                     (ii) If the funds of the corporation legally available for redemption of shares of Series C Preferred at the applicable Redemption Date are insufficient to redeem the total number shares of Series C Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders such shares to be redeemed based upon the total number of shares then requested to be redeemed by each such holder.

                     (iii) The shares of Series C Preferred not redeemed upon an applicable Redemption Date because of the failure of the holder thereof to so elect and the shares of Series C Preferred not redeemed upon an applicable Redemption Date because of an insufficiency as described in paragraph (ii) above shall remain outstanding and entitled to all the rights and preferences provided herein, including the right to receive mandatory dividends as provided in
Section 2(b).

              (b)    ISSUANCE OF ADDITIONAL SHARES OF COMMON UPON PUBLIC
OFFERING.

                     (i) FORMULA. In the event of an IPO (which may include shares sold for the account of Persons other than the corporation) where the offering price to the public per share of Common (as appropriately adjusted for any Recapitalization effected with respect to the Common after March 10, 1999 and through and including the closing of the IPO) (the "IPO Price") is less than the Minimum Price (as defined in clause (bb) below), each holder of Series C Preferred or Series D Preferred will be entitled, effective immediately prior to the IPO, to receive immediately upon the occurrence of the IPO newly issued additional shares of fully paid and nonassessable Common as determined by the following formula:

                                           (MP-X)Y
                                    AS = -----------
                                              X

where:

(aa)   AS =    the number of additional shares of Common to be issued to
               such holder in connection with the conversion of such holder's shares of Series C Preferred or Series D
               Preferred;

(bb)   MP =    the "Minimum Price" which (A) in the case of shares of
               Series C Preferred, shall be equal to $15.00, and (B) in the case of shares of Series D Preferred, shall be equal to $10.00 (in either case, as appropriately adjusted for any Recapitalization effected or declared with respect to the Common);

(cc)   X  =    the IPO Price; and

(dd)   Y  =    the number of shares of Common into which such holder's
               shares of Series C Preferred or Series D Preferred were convertible pursuant to Section 4(a) hereof immediately prior to and taking account of the IPO.

               (ii) FRACTIONAL SHARES. No fractional shares of Common shall be issued pursuant to paragraph (i) above, but in lieu thereof, the corporation shall pay the holder entitled thereto an amount of cash equal to such fraction, multiplied by the IPO Price.

       SECTION 6.    SPECIAL PROVISIONS FOR MERGER EVENTS.

              (a)    DISTRIBUTIONS ON MERGER EVENTS.

                     (i) The corporation shall not undertake a Merger Event unless as a condition and term of the Merger Event, each holder of outstanding Senior Preferred shall be entitled to receive, upon the occurrence of the Merger Event, the cash or securities payable in such Merger Event in an amount equal to the aggregate Senior Preferred Merger Amount, as defined in Section 6(b), of the shares of Senior Preferred then held by such holder.

                     (ii) If, after payment of the Senior Preferred Merger Amount to the holders of Senior Preferred pursuant to Section 6(a)(i), any proceeds remain available for distribution in respect of the Merger Event, the holders of Junior Preferred shall be entitled to receive in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction constituting a Merger Event, an amount equal to the aggregate Preferred Liquidation Amount of the shares of Junior Preferred held by each such holder. In the event the full Preferred Liquidation Amount for the outstanding shares of Junior Preferred is not paid in accordance herewith, then the entire remaining amount payable in respect of the Merger Event shall be distributed ratably among the holders of the Junior Preferred in proportion to the aggregate Preferred Liquidation Amount of the shares of Junior Preferred held by each such holder.

                     (iii) Following the payments to the holders of Preferred as set forth above, the remaining proceeds of the Merger Event (if any) shall be distributed to the holders of Common ratably in proportion to the number of shares of Common held by each such holder.

                     (iv) In no event shall the corporation undertake any Merger Event in which the form of the consideration payable to holders of Common or Junior Preferred is different from the form of the consideration payable to holders of Senior Preferred.

              (b) "SENIOR PREFERRED MERGER AMOUNT" DEFINED. For purposes of this Section 6, the "Senior Preferred Merger Amount" shall mean:

                     (i) in the case of a share of Series C Preferred, at the date of a Merger Event, the greater of (A) the Preferred Liquidation Amount of such share on the date of such Merger Event, multiplied by three, and (B) the amount receivable upon such Merger Event by a holder of the number of shares of Common into which such share of Series C Preferred would have been converted if all shares of Preferred were converted into Common pursuant to Section 4(a) immediately prior to such Merger Event.

                     (ii) in the case of a share of Series D Preferred at the date of a Merger Event, the greater of (A) the Preferred Liquidation Amount of such share on the date of such Merger Event, multiplied by two, and (B) the amount receivable upon such Merger Event by a holder of the number of shares of Common into which such share of Series D Preferred would have been converted if all shares of Preferred were converted into Common pursuant to Section 4(a) immediately prior to such Merger Event.

                     (iii) in the case of a share of Series E Preferred at the date of a merger Event, the greater of (A) the Preferred Liquidation Amount of such share on the date of such Merger Event, multiplied by two, and
(B) the amount receivable upon such Merger Event by a holder of the number of shares of Common into which such share of Series E Preferred would have been converted if all shares of Preferred were converted into Common pursuant to Section 4(a) immediately prior to such Merger Event.

              (c) VALUATION. For purposes of this Section 6, if the distributions or consideration received by the shareholders of the corporation upon a Merger Event is other than cash or publicly traded securities listed on an exchange or transaction reporting system, its fair market value will be determined in good faith by the Board of Directors of the corporation, or, if appropriate, by the court or Person acting as a liquidator; PROVIDED, HOWEVER, that if property other than cash or publicly-traded securities with a purported aggregate value of at least $25 million is involved, the value of such other property shall be determined by an independent appraiser or independent financial advisor qualified to value the subject property selected by the corporation but subject to the reasonable approval of the holders of a majority of the Senior Preferred, voting as a single class. In the case of publicly traded securities listed on an exchange, fair market value shall mean the average last closing sale price as reported by such exchange or by a consolidated transaction reporting system for the five trading-day period immediately preceding the date such Merger Event is consummated. In the case of publicly traded securities not listed on an exchange, fair market value shall mean the average last closing bid price as reported by the National Association of Securities Dealers Automatic Quotation System, Inc. or such successor or similar organization, for the five trading-day period immediately preceding the date on which such Merger Event is consummated.

       SECTION 7.    VOTING RIGHTS.

              (a) GENERAL. Except as otherwise expressly provided herein or as required by law, the holders of issued and outstanding Common and the holders of issued and outstanding Preferred shall have one vote for each share of Common then held or deemed to be held (assuming the conversion into Common of all then-outstanding shares of Preferred), voting together as a single class, at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the corporation having general voting power and not separately as a class.
 Holders of shares of Common and Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation. No fractional votes shall be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares of Common into which shares of Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

              (b) VOTING FOR THE ELECTION OF DIRECTORS. The Series D Preferred, voting separately as a class, shall be entitled to elect one (1) director (the "Series D Preferred Director") of the corporation at each annual election (and to fill any vacancies with respect thereto), which right shall expire on the consummation of an IPO. All other directors shall be elected by the holders of Preferred and Common, voting together as a single class.

       SECTION 8.    COVENANTS.

              (a) In addition to any other rights provided by law, the corporation shall not, without first obtaining the affirmative vote or written consent of (i) the holders of Preferred holding not less than a majority of the outstanding Preferred, voting together as a single class, (ii) the holders of the Series C Preferred holding not less than a majority of the outstanding Series C Preferred, voting together as a separate class, (iii) the holders of the Series D Preferred holding not less than a majority of the outstanding Series D Preferred, voting together as a separate class and (iv) the holders of the Series E Preferred holding not less than a majority of the outstanding Series E Preferred, voting together as a separate class, in each case determined on an as-converted into Common basis:

                     (i) increase or decrease the authorized number of shares of the Preferred or any series of Preferred;

                     (ii) authorize or issue shares of any class or series having any preference or priority superior to or on a parity with any such preference or priority of any issued and outstanding series of Preferred;

                     (iii) reclassify any Common or other shares of the corporation which do not have a preference or priority over or with any series of Preferred into shares having any preference or priority as to dividends, liquidation rights or voting rights superior to or on a parity with any such preference or priority of any series of Preferred;

                     (iv) pay or declare any dividend or make any other distribution on any shares of Common or Junior Preferred (except dividends payable in kind) or repurchase or redeem any outstanding Common;

                     (v) pay or declare any dividend or make any other distribution on any shares of Senior Preferred (except Cash Dividends or PIK Dividends payable in respect of shares of Series C Preferred) provided that no vote of the Junior Preferred shall be required for any dividend or distribution made solely to the Senior Preferred;

                     (vi) repurchase, redeem or retire any shares of capital stock of the corporation, other than repurchases described in Section 9 below; provided that no vote of the Junior Preferred shall be required for any repurchase, redemption or retirement of solely Senior Preferred;

                     (vii) (A) effect any Merger Event or (B) permit any recapitalization, reorganization or reclassification; or

                     (viii) take action which would have a material and adverse alteration or change of the rights, preferences or privileges of any series of Senior Preferred.

              (b)  Other than matters addressed by Section 8(a)(i) through
(vi) or 8(a)(vii)(A), which matters shall be governed by Section 8(a), the corporation shall not, without first obtaining the affirmative vote or written consent of (i) the holders of Series D Preferred holding not less than two-thirds (66.66%) of the outstanding Series D Preferred and (ii) the holders of Series E Preferred holding not less than two-thirds (66.66%) of the outstanding Series E Preferred, each voting as separate series, make any change or modification of the terms, rights or privileges of the Series D Preferred or the Series E Preferred, as the case may be, that is adverse in any respect to the terms, rights or privileges of the Series D Preferred or the Series E Preferred, as the case may be.

              (c)  The corporation shall not grant or sell to any Person
(other than a wholly owned subsidiary of the corporation so long as it remains such) any Common or any securities convertible into, or exchangeable or exercisable for any Common, at a price per share of Common that is less than the greater of (x) the Preferred Liquidation Amount of (i) the Series D Preferred or
(ii) the Series E Preferred or (y) the "Current Value" (as defined below) of the Common (other than pursuant to employee stock options not to exceed 5,400,000 shares of Common or pursuant to Preferred outstanding or issued in connection with the filing of the Amended and Restated Articles of Incorporation) without first obtaining the affirmative vote or written consent of the holders of the Series D Preferred holding not less than a majority of the outstanding Series D Preferred and the holders of the Series E Preferred holding not less than a majority of the outstanding Series E Preferred, each voting as separate series (but excluding, for purposes of such calculation, the shares of Series D Preferred or Series E Preferred, as the case may be, of any Series D holder or Series E holder, as the case may be, to whom the grant or sale in question is proposed to be made).

              "Current Value" of a share of Common, for purposes of the preceding paragraph, shall be determined by the Board of Directors of the corporation acting in good faith and with reference to any recent sales or transfers of Common or securities convertible, exchangeable or exercisable into Common to the extent reasonable.

       SECTION 9. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested in the Common.

       SECTION 10. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Preferred shall be redeemed or converted, the shares so converted or redeemed shall be canceled and shall not have the status of authorized but unissued shares of Preferred and shall not be issuable by the corporation and the Articles of Incorporation of this corporation shall be amended to effect the corresponding reduction in the corporation's capital stock.

                                         V.

       The Corporation is to have perpetual existence.

                                        VI.

       The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

              (a) The business of the Corporation shall be managed by or under the direction of the Board of Directors.

              (b) Special meetings of stockholders of the Corporation may be called only by the President, the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

                                        VII.

       In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                       VIII.

       Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                        IX.

       The number of directors which constitute the whole Board of Directors of the Corporation shall be as set forth in the Bylaws of the Corporation and may be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the General Corporation Law of the State of Delaware.

       Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors or by unanimous written consent of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

                                         X.

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

     The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     Neither any amendment nor repeal of this Article TEN, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article TEN, shall eliminate or reduce the effect of this Article TEN, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article TEN, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                        XI.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                        XII.

     Effective upon the closing of a Qualified Public Offering, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.


                                        XIII.

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

                                         XIV.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                    *  *  *  *  *

       A. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

       B. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation. A majority of the outstanding shares of Common Stock and Preferred Stock, and a majority of the outstanding shares of Preferred Stock approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and in accordance with the corporation's Certificate of Incorporation and written notice of such was given by the corporation in accordance with Section 228.




                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, ZapMe! Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer and the Secretary in San Ramon, California, this _____ day of _______________, 1999.


                                             ZapMe! Corporation

                                             By:
                                                ----------------------------
                                                Lance Mortensen
                                                Chief Executive Officer


ATTEST:

By:
   -------------------------
   Bruce Bower
   Secretary